Exhibit (d)2(k)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of this 30th day of April, 2007, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the "Adviser") and Pacific Investment Management Company LLC, a Delaware limited liability company (the "Sub-Adviser").

WHEREAS, the Adviser has entered into an Investment Advisory Agreement effective April 30, 2007 (the “Advisory Agreement”) with Northwestern Mutual Series Fund, Inc. (the “Company”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Company is authorized to issue shares of the PIMCO Long-Term U.S. Government Bond Portfolio and the PIMCO Multi-Sector Bond Portfolio, each a separate series of the Company (individually, a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, the Advisory Agreement provides that the Adviser may, subject to approval by the Board of Directors of the Portfolios and, to the extent necessary, the shareholders of the Portfolios, appoint a sub-adviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement;

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services to the Portfolios, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Appointment. The Adviser hereby appoints the Sub-Adviser as the investment sub-adviser for each Portfolio, for the period and on the terms and conditions contained in this Agreement. The Sub-Adviser hereby accepts such appointment and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolios or the Adviser in any way or otherwise be deemed an agent of the Portfolios or the Adviser. The Sub-Adviser shall have no responsibility under this Agreement with respect to the management of assets of the Portfolios other than the portion of the Portfolios’ assets with respect to which the Sub-Adviser provides investment advice.

2. Services.

(a) Subject to supervision and oversight by the Adviser and the Company's Board of Directors, the Sub-Adviser shall manage (i) the investment operations for each of the Portfolio’s assets by specific investment style mandated by the Adviser from time to time, and (ii) the composition of such assets, including the purchase, retention and disposition thereof, in accordance with each Portfolio's investment objectives, policies and restrictions as stated in the Portfolios’ Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following:

(1) The Sub-Adviser shall provide supervision of each Portfolio's investments and determine from time to time what investments and securities will be purchased, retained or sold by such Portfolio and what portion of each Portfolio’s assets will be invested or held uninvested in cash.

(2) In the performance of its duties and obligations under this Agreement, the Sub-Adviser (a) shall act in conformity with (i) the Portfolios’ Prospectus; (ii) the Portfolios’ policies and procedures and (iii) the instructions and directions of the Adviser and of the Board of Directors and (b) will conform and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, and all other applicable federal and state laws and regulations, as each is amended from time to time. Notwithstanding the foregoing, Sub-Adviser shall not be required to adhere to any change in the Prospectus under (i) above, any policy or procedure under (ii), above, or any instruction or direction under (iii), above, unless Sub-Adviser shall have received written notice of such item at least five (5) business days prior to the date of implementation of such item and Sub-Adviser shall not have objected to such item in writing prior to such implementation date. In the event that Sub-Adviser is unable or unwilling to adhere to any policy, procedure, instruction or direction adopted or given after the date of this Agreement, Sub-Adviser will so notify Adviser in accordance with the immediately preceding sentence and thereafter may terminate this Agreement in accordance with Section 10 of this Agreement, including the notice provisions thereof. The Sub-Adviser shall not bear any liability for failure to adhere to any such change, policy, procedure or instruction (other than one required by a change in applicable law) adopted after the date of this Agreement to which the Sub-Adviser has given notice of objection and termination in accordance with the immediately preceding sentence.

(3) The Sub-Adviser shall determine the securities to be purchased or sold with respect to each Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Portfolios’ Registration Statement (as defined herein) and Prospectus or as the Board of Directors or the Adviser may direct from time to time, in conformity with federal securities laws. In providing the Portfolios with investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party. It is understood that it is desirable for the Portfolios that the Sub-Adviser have access to brokerage and research products and services, including (i) supplemental investment and market research and reports and (ii) security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Portfolios than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities on behalf of the Portfolios with brokers, subject to review by the Company's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

(4) Neither the Sub-Adviser nor any parent, subsidiary or related firm shall take custody or possession of or handle any cash, securities, mortgages or deeds of trust, or other indicia of ownership of the Portfolios’ investments, or otherwise act as custodian of such investments. All cash and the indicia of ownership of all other investments shall be held by the Portfolios’ custodian bank. The Sub-Adviser shall not be liable for any act or omission of such custodian bank.

(5) Provided the investment objectives of a Portfolio are adhered to, the Adviser agrees that the Sub-Adviser may aggregate sales and purchase orders of securities, commodities and other investments held in the Portfolio’s account with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or with accounts of the affiliates of Sub-Adviser, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Portfolio taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Adviser acknowledges that the determination of such economic benefit to a Portfolio by the Sub-Adviser represents the Sub-Adviser’s evaluation that the Portfolio is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

(6) The Sub-Adviser is authorized on behalf of the Portfolios to enter into agreements and execute any documents required to make investments pursuant to the Portfolios’ Prospectus, as such Prospectus may be amended from time to time.

(7) The Sub-Adviser at its expense will make available to the Directors of the Company and the Adviser at reasonable times its account management personnel familiar with the services described herein, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolios and to consult with the Directors of the Company and Adviser regarding the Portfolios’ investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. At least once per year, the Sub-Adviser shall also make each Portfolio’s primary portfolio manager(s) available by telephone for the purposes cited above. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, the Adviser, the Portfolios and the Company’s Directors and the Chief Compliance Officers of the Adviser and the Portfolios.

(8) The Adviser acknowledges that the Sub-Adviser is not a pricing vendor for the Portfolio and as such, shall not bear any liability for the accuracy of the valuation of any Portfolio security. However, the Sub-Adviser agrees to use reasonable efforts to assist the Company in the fair valuation of all Portfolio securities. For example, upon the request of the Adviser, the Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or Portfolios’ fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will use reasonable efforts to assist the Portfolios and their agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolios at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of a Portfolio’s net asset value per share.

(9) The Sub-Adviser at its expense will provide the Adviser and/or the Company’s Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is or should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures, to the extent that such violations pertain specifically to a Portfolio, or could be expected to materially adversely impact or involve systems or procedures utilized for a Portfolio, as well as any change in primary portfolio manager(s) of the Portfolio.

(10) Unless otherwise directed by the Adviser or the Company’s Board of Directors, the Sub-Adviser will vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy approved by the Company’s Board of Directors. The Adviser shall instruct the Portfolios’ custodian to forward or cause to be forwarded to the Sub-Adviser all relevant proxy solicitation materials. The Sub-Adviser shall maintain and shall forward to each Portfolio or its designated agent such proxy voting information as is necessary for each Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.

(11) Upon request, the Sub-Adviser will (i) assist in the preparation of disclosures regarding factors that have affected the Portfolios’ performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. Notwithstanding the foregoing, the Adviser acknowledges that any such disclosure under (i) and (ii) in the preceding sentence is the responsibility of the Adviser. In addition, the Sub-Adviser will provide on a timely basis such certifications or sub-certifications in a form mutually agreeable to the Adviser and the Sub-Adviser in order to support and facilitate certifications required to be provided by the Portfolios’ Principal Executive Officer and Principal Accounting Officer.

(12) During the term of this Agreement, Adviser shall ensure that all Prospectuses, registration statements, proxy statements, reports to shareholders, advertising and sales literature or other materials prepared for distribution to Portfolio shareholders or the public, which refer to the Sub-Adviser in any way, prepared by employees or agents of Adviser or its affiliates are consistent with information previously provided by Sub-Adviser. Sub-Adviser shall promptly notify the Adviser of any changes to information pertaining to the Sub-Adviser and stated in the materials described in this Section 2(a)(12).

(13) The Sub-Adviser shall provide the Portfolios’ custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolios and shall provide the Adviser with such information upon request of the Adviser. With respect to Portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolios’ custodian. The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolios’ fund accounting agent for inclusion in the daily calculation of each Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements that are mutually agreeable to the Adviser and the Sub-Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements due to the negligence of the Sub-Adviser and the Sub-Adviser’s negligence causes an error that is material to a Portfolio, the Sub-Adviser shall reimburse the affected Portfolio pursuant to the Portfolio’s NAV Error Policy.

(14) The Sub-Adviser shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolios, unless otherwise directed by the Adviser.

(15) The Sub-Adviser shall immediately notify the Adviser in the event that the Sub-Adviser becomes aware:

a. that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

b. that it is the subject of an administration proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority; or

c. of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that would not be disclosed to the Adviser through any other method under this Agreement, and of any statement contained in the Portfolio’s Registration Statement respecting or related to the Sub-Adviser or its duties hereunder provided or reviewed by the Sub-Adviser that becomes untrue in any material respect.

(b) Sub-Adviser shall act in good faith and shall exercise the degree of prudence, competence and expertise customarily exhibited by managers of institutional portfolios.

(c) The Sub-Adviser is hereby prohibited from consulting with any other sub-advisers of the Portfolios, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with a Portfolio concerning transactions of the Portfolios in securities or other assets. A list of such sub-advisers is attached as Schedule B hereto. The Adviser may amend such Schedule B from time to time by written notice to the Sub-Adviser.

(d) The Sub-Adviser may reasonably rely upon any and all instructions, approvals and notices given on behalf of the Adviser with respect to investment mandates, policies and procedures by any one or more of those persons designated as representatives of the Portfolios whose names, titles and specimen signatures appear in Schedule C attached hereto. The Adviser may amend such Schedule C from time to time by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until notified by the Adviser to the contrary.

3. Duties of Adviser.

(a) The Adviser shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

(b) The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the "Registration Statement"), as filed with the Commission relating to the Portfolios and their shares, and all amendments and supplements thereto; and

(2) Prospectus(es) of the Portfolios.

4. Compensation and Expenses.

(a) For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolios, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of each Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser's advisory fee for such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b) During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by the Sub-Adviser pursuant to the duties it has assumed under the Agreement.

5. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b) The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, in each case in all material respects any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, in each case necessary to be met in order to perform the services contemplated by this Agreement.

(c) The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV Part II at least 48 hours prior to the execution of this Agreement and will provide a revised Form ADV Part II from time to time thereafter.

(d) The Sub-Adviser has adopted a code of ethics meeting in all material respects the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Directors of the Company a copy of such code of ethics, together with evidence of its adoption, and will upon request provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report regarding material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to such material violations, in each case that relate specifically to the Portfolios or that could reasonably be expected to materially adversely impact or involve systems or procedures utilized for a Portfolio; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(e) The Sub-Adviser has in place compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report relating specifically to the Portfolios or which could impact or involve systems or procedures utilized for a Portfolio; (B) describes any material issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures relating specifically to the Portfolios or which could reasonably be expected to materially adversely impact or involve systems or procedures utilized for a Portfolio and sanctions imposed or remedial action taken in response to such material violations; and (C) certifies that the policies and procedures are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

6. Books and Records. The Sub-Adviser shall keep the Portfolios’ books and records required to be maintained by the Sub-Adviser pursuant to Section 2(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Portfolios required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall maintain all books and records with respect to each Portfolio's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Company's Board of Directors such periodic and special reports as the Company’s Board of Directors may reasonably request. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolios are property of the Company and the Sub-Adviser will surrender promptly to the Company any of such records upon the Company's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to Section 2(a) of this Agreement,.

7. Limitation of Liability. Neither the Sub-Adviser nor any of its officers, directors, members, affiliates or employees shall be liable for any error of judgment or for any loss suffered by the Portfolios or the Adviser in connection with the performance of the Sub-Adviser’s obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as set forth in the last sentence of Section 2(a)(13) hereto and except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

8. Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect for a period of two years from its effective date. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by a Portfolio at any time, without the payment of any penalty, by the vote of a majority of Directors of the Company or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 60 days' written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 8, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the Commission under the 1940 Act.

9. Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services are in keeping with its fiduciary obligations under this Agreement and applicable law. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s directors, members, affiliates, partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature. Except as may otherwise be prohibited by the Sub-Adviser’s fiduciary obligations under this Agreement or by applicable law or the Sub-Adviser’s policies or procedures, the Sub-Adviser shall have no obligation to acquire or dispose of a position in any investment on behalf of a Portfolio because the Sub-Adviser, its officers, directors, members, affiliates or employees invest in such position for its or their own accounts or for the account of another client.

10. Use of Names. The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. Notwithstanding the foregoing, the Sub-Adviser may use such names, trade names, trademarks, service marks and/or logos when making disclosure required or requested by any regulatory agency or court of competent jurisdiction. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be a part of the legal name of each Portfolio, and as such, may be used routinely in the ordinary course of business including, but limited to, filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Directors of the Company (collectively, the “Portfolio Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolios the right to use the Sub-Adviser Name in Portfolio Communications.

11. No Personal Liability. No director or shareholder of a Portfolio shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

12. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Mark G. Doll, President

To the Sub-Adviser at:

Pacific Investment Management Company LLC

840 Newport Center Drive, Suite 100

Newport Beach, CA 92660

Attention: Chief Legal Officer

cc: Scott Roney

13. Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

14. Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

15. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

17. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

18. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19. Status as QIB; QEP

(a) Each Portfolio is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Adviser if a Portfolio ceases to be a QIB.

(b) Each Portfolio is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”). The Adviser will promptly notify the Sub-Adviser if a Portfolio ceases to be a QEP, and hereby consents to be treated as an "exempt account" under CFTC Rule 4.7.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

MASON STREET ADVISORS, LLC		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ KATE M. FLEMING	By:	/s/ BRENT L. HOLDEN
Name:	Kate M. Fleming	Name:	Brent L. Holden
Title:	Vice President – Operations	Title:	Managing Director

SCHEDULE A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

DATED APRIL 30, 2007

Portfolio	Fee
PIMCO Long-Term U.S. Government Bond Portfolio	22.5 bps
PIMCO Multi-Sector Bond Portfolio	45 bps

SCHEDULE B

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

DATED APRIL 30, 2007

Affiliated Sub-Advisers

SCHEDULE C

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

PACIFIC INVESTMENT MANAGEMENT COMPANY

DATED APRIL 30, 2007

Designated Representatives of

Northwestern Mutual Series Fund, Inc.

Name/Title	Signature